Exhibit 99.2
                               CUSTOMERLINX CORP.
                         3348 Peachtree Road, Suite 200
                                Atlanta, GA 30326

January 13, 2005

Market Central, Inc.
e-commerce support centers, inc.
7810 Ballantyne Common Pkwy.
Suite 300
Charlotte, NC  28277
Attn:  Doyal Bryant

     RE:  ECOMMERCE SUPPORT CENTERS, INC., CONTACT CALL CENTER


Ladies and Gentlemen:

                  This letter of intent ("Letter of Intent") summarizes the principal terms and conditions of the proposed acquisition by Customerlinx, Corp., a Delaware corporation, or one of its subsidiaries or affiliates
(collectively, "Buyer"), of the assets and operations used and useful in connection with the contact call center operations of the e-commerce support centers, inc. (""Seller"), a subsidiary of Market Central, Inc. ("MKTE")

                  1. ASSETS TO BE PURCHASED. Buyer intends to purchase all of the assets, tangible and intangible, real, personal or mixed, used and/or held for use in the operation of the Seller (the "Assets"), except for cash, and accounts receivable. The Assets shall include such contracts, leases, service agreements, vendor agreements, employment agreements, websites, URLs, intellectual property, and other agreements of the Seller reasonably satisfactory to Buyer and Seller. Buyer acknowledges that he will use his best efforts to obviate the need for the Seller's Witness, Blue Pumpkin, Aspect, and Kronos software systems if this is done so that the Seller's lease obligations relating to these software products can be terminated. Buyer also acknowledges that these specific assets and the lease are not under the control of Buyer, thus no representations can be made about these assets. Buyer acknowledges that not all the assets used in the operation of the business are titled in the Seller's or MKTE's name. The Assets shall be conveyed without debts, liens, security interests, or encumbrances of any kind or nature, except for permitted liens to be agreed upon by Buyer and Seller.

                  2. DEFINITIVE AGREEMENTS. Buyer and Seller agree to use their good faith efforts to negotiate a definitive asset purchase agreement relating to the sale and purchase of the Assets between Buyer and Seller incorporating the terms hereof (the "Definitive Agreement"). The Definitive Agreement will contain a specific provision wherein Seller agrees to indemnify and hold Buyer harmless from and against all liabilities except for those expressly agreed to by Buyer. In addition, the Definitive Agreement will contain provisions, including, representations, warranties, covenants, conditions, and indemnities, and including provisions expressly addressing the transfer and use of Intellectual Property ("IP").

                  3. ASSUMPTION OF LIABILITIES. Subject to the review of attachments and schedules to be provided by Seller, Buyer shall, at closing, assume the following liabilities: (a) current accounts payable as determined in the Definitive Agreement, (b) liabilities arising after closing under any contracts specifically assumed by Buyer, and (c) all other liabilities arising from and after the closing in connection with the business and operation of the Seller. These liabilities will be explicitly outlined in the Definitive Agreement.

                  4. PURCHASE  PRICE/PAYMENT  TERMS  VALUATION.  Total aggregate consideration to be paid by Buyer for the Assets is One Million One Hundred Thousand Dollars ($1,100,000.00) plus interest on the unpaid balance at 5% annually due at the end of the payment schedule and commencing on date of execution of the Definitive Agreement. Buyer will apply all outstanding management fees to the sale amount, thus making the transaction value approximately $1,000,000 payable at Closing in the form of CustomerLinx (Buyer) common stock. Valuation of this common stock will be agreed upon by Buyer and
Seller after Seller is provided with appropriate financial information concerning Buyer. The Buyer's common stock will have a specific liquidation mechanism delineated in the Definitive Agreement. An example of a liquidation process is as follows:

Example 1.

                  CustomerLinx will buy back its common stock from Seller on a monthly basis beginning in June, 2005. The minimum monthly amount to be transacted will be $25,000. This amount may increase to the entire outstanding amount owed based upon the Buyer's sole discretion..

Example 2.

                  A third party agrees to purchase CustomerLinx. A provision of any sale by CustomerLinx will include, at Sellers option, a cash-out provision for the Seller's CustomerLinx common stock of Seller. Seller would accept the greater of the outstanding purchase price at the time of the sale or Seller's percentage ownership of equity securities of Buyer (which shall be all call center units).

Example 3.

                  If the Buyer ceases to operate the business of Seller before the Seller's stock has been purchased or CustomerLinx is sold , Seller will have the right to buy back the operation `as-is' for trading in the remaining Buyer common stock held by Seller..


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

                  Seller may earn incremental Buyer common stock as a result of the increase in the business income during CY 2005 as compared to CY2004. The formula for such incremental stock shall be that for each $1.00 of net income (which calculation shall not include expenses other than those directly attributable to operations in North Carolina, and such corporate expenses that the parties shall negotiate in good faith that are allocatable among the various call center divisions equally) that Seller's assets generate in excess of the CY 2004 net income or of break-even profitability (whichever is higher), Seller will receive 75 cents which, in turn, will be applied to purchase Buyer's equity by applying the earnings derived by Seller from the Seller's increased net income against the CY05 market cap of Buyer (assuming that each $1.00 of revenue equals $1.00 of market capitalization). Such purchases shall be subject to a ceiling of 5% of CustomerLinx common stock. The parties shall reach an agreement regarding the dilution of Seller's equity holding in CustomerLinx.

Example

                  Business generates $4 million of net income in excess of CY 2004 net income. Seller would earn $750,000.00 applicable to the purchase of Buyer's equity.

                  Assuming Buyer has total CY05 revenue of $20,000,000.00, giving it a $20,000,000.00 market cap. If the Seller had an increase of $750,000.00 in net income, it would yield 3.75% in additional equity.

                  If the total percentage owned of equity is 10%, then the Seller's investment at the end of CY05 would then be 10% + 3.75% or 13.75% ($20,000,000.00) valued at $2,750,000.00.

                  5. EMPLOYMENT ARRANGEMENTS. Buyer may offer employment to employees of the Seller or MKTE critical to the business. Such offers shall be at such salary amounts as determined by Buyer and with the employee benefit plans maintained by Buyer for its other employees. The Seller will terminate the employment of all subsidiary employees related to the call center Seller on the date of closing.

                  6. FEES/EXPENSES. Each party will be solely responsible for the payment of all costs and expenses of its attorneys, accountants and other professional advisers incurred in connection with the negotiations of this Letter of Intent and the Definitive Agreement and the closing under the Definitive Agreement.

                  7. PRORATIONS. All taxes and assessments, utility bills, and all other ongoing costs of usual operation of the Seller shall be prorated to the date of closing.

                  8. FINANCIAL STATEMENT/WARRANTIES. In the Definitive Agreement, Seller shall warrant (a) that the financial statements it has and will provide to Buyer are accurate in all material respects to the best of the Seller's knowledge and prepared in accordance with generally accepted accounting principles, but excluding footnote disclosures, and (b) that any equipment of the Seller except as may be disclosed separately by Seller is, and will be on


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

the date of closing, operating in good condition and that all IP being transferred has the appropriate assignments and/or authorizations.

                  9. BROKERAGE FEES. Buyer and Seller each represent to the other that neither Buyer nor Seller has engaged, or incurred any unpaid liability (for any brokerage fees, finders' fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Letter of Intent. Seller agrees to indemnify Buyer and Buyer agrees to indemnify Seller against any claims asserted against the other party for any such fees or commissions by any other person purporting to act or to have acted for or on behalf of the indemnifying party.

                  10. CONTINGENCIES/TIMING.

                           (a) The closing under the Definitive  Agreement shall
be conditioned upon: (i) Buyer's ability to perform and complete its due diligence, including appropriate evidence of ownership and assignment of IP being transferred as part of the acquisition; (ii) federal, state and local governmental approvals, if required, and (iii) the approval of Buyer's directors, shareholders, and third-party lenders.

                           (b) The closing under the  Definitive  Agreement will
take place on a mutually acceptable date and time once the parties have executed of the Definitive Agreement and the contingencies set forth in Subsection 10(a) have been satisfied.

                           (c) If the  closing  under the  Definitive  Agreement
contemplated herein has not been completed within one month after the full execution of the Definitive Agreement, either party hereto shall have the right to terminate the Definitive Agreement. The Definitive Agreement shall be executed no later than three weeks from the execution of this LOI by both parties. . 11. DUE DILIGENCE. Upon execution of this Letter of Intent, Seller shall within 10 days deliver to Buyer appropriate due diligence materials all to the reasonable satisfaction of Buyer. These materials shall include, but shall not be limited to, the following:

                  Financial Statements
                  Contracts
                  Schedule of Employees and
                  Employee Compensation (including benefits)
                  Books and Records
                  IP (including Software) Licenses and Assignments
                  Leases
                  Licenses

Buyer shall have a period of 30 days from the date of full execution of this Letter of Intent to undertake its due diligence review and to visit Seller's facilities and meet with Seller's employees, contractors, and consultants. Seller shall provide Buyer and its representatives, agents, and employees


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

reasonable access to the personnel, books, records, tangible assets, agreements, and licenses, as may be reasonably requested by Buyer or its representatives, agents, or employees. Seller agrees to furnish to Buyer such accounting information and reports related to the Seller as Buyer deems reasonably necessary to enable Buyer to satisfy itself and its investors and lenders. Seller agrees to use its best efforts to make its outside independent accountants available to Buyer and its accountants and consultants.

                  12. EXCLUSIVITY. From the date hereof until 30 days after Seller delivers to Buyer all of the due diligence materials referred to in
Section 11 hereof, Seller shall not offer the Seller for sale or negotiate with any other party for the sale of the Seller. If no Definitive Agreement is entered within 30 days after Seller delivers to Buyer all of the due diligence materials referred to in Section 11 hereof, the parties shall have no further obligation to each other under this Section 12.

                  13. CONFIDENTIALITY. Buyer and Seller acknowledge that the premature release of information about this transaction could be harmful to both Buyer and Seller and, in recognition of this fact, Buyer and Seller agree to maintain all information about the contents of this Letter of Intent in the strictest confidence, advising no party except for employees and professional advisors as minimally needed in order to complete the transaction. Notwithstanding anything herein to the contrary, any party to this Letter of Intent (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

                  14. CONDUCT OF BUSINESS. During the period between the date of this Letter of Intent, and the execution of the Definitive Agreement, Seller shall operate the Seller in the ordinary course of business and refrain from any extraordinary transactions.

                  15.   PUBLICITY.   Neither   party   shall   make  any  public
announcement or any press release regarding this Letter of Intent or the transactions contemplated hereby or the subject matter hereof or thereof, without the prior written consent of the other party.

                  16. AUTHORITY. Each of the undersigned has the full power and authority to execute and deliver this Letter of Intent on behalf of his or her respective entity.

                  17. ATTORNEYS' FEES AND COSTS. In the event any action is brought by either party to this Letter of Intent to enforce or interpret its terms or provisions, the prevailing party shall be entitled to an award of reasonable attorneys' fess and costs.

                  18. COUNTERPARTS. This Letter of Intent may be executed in counterparts.

                  19. GOVERNING LAW. This Letter of Intent, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of North Carolina, excluding the choice of law rules thereof.


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

                  20. NATURE OF LETTER OF INTENT. Seller and Buyer acknowledge and agree that this Letter of Intent represents a binding agreement only with regard to the obligations included in Sections 12, 13, 15, 17 and 20 hereof. The consummation of the proposed acquisition is subject to the execution of the Definitive Agreement between the parties and the other conditions described therein. Nothing in this Letter of Intent shall be construed to obligate any party to proceed with the proposed acquisition, and no such binding obligation shall be deemed to exist except by execution and delivery of the Definitive Agreement.

                  21. TERMINATION. This Letter of Intent terminates 31 days after execution by both parties.

                  *        *        *       *        *        *

                  If the foregoing is in accordance with our mutual intentions and constitutes a mutually satisfactory basis for proceeding as described herein, please so indicate by signing a copy of this Letter of Intent in the place indicated and returning it to me. This Letter of Intent shall expire and be withdrawn automatically without further action by Seller unless it is accepted and returned by January 14, 2005.

                                               Sincerely yours,

                                               CUSTOMERLINX, CORP.


                                               By: /s/ Craig Mento
                                                   ------------------------
                                                   Craig Mento
                                                   Chief Executive Officer



Accepted and agreed to this _____ day of January, 2005.

e-commerce support centers, inc.

By: /s/ Doyal Bryant
    -----------------------
    Doyal Bryant
    Chief Executive Officer



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